Free Writing Prospectus pursuant to Rule 433 dated September 4, 2026

Registration Statement No. 333-284538

Market Linked Notes — Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the Lowest Performing of the State Street® Energy Select Sector SPDR® ETF, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF due September 19, 2033

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Hypothetical Payout Profile*

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

If the notes are automatically called, the positive return on the notes will be limited to the applicable call premium, even if the fund closing price of the lowest performing underlier on the applicable call date significantly exceeds its starting price. If the notes are automatically called, you will not have the opportunity to participate in any appreciation of any underlier at the upside participation rate.

If the notes are not automatically called and the ending price of the lowest performing underlier on the calculation day is less than its starting price, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated September 4, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated September 4, 2026
●
WFS Product Supplement No. 10 dated January 20, 2026
●
Prospectus Supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $885 and $915 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

Market measures (each referred to as an “underlier,” and collectively as the “underliers”):	the State Street® Energy Select Sector SPDR® ETF, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Pricing date:	expected to be September 14, 2026
Issue date:	expected to be September 17, 2026
Calculation day:	expected to be September 14, 2033
Stated maturity date:	expected to be September 19, 2033
Starting price:	with respect to an underlier, the fund closing price of such underlier on the pricing date
Ending price:	with respect to an underlier, the fund closing price of such underlier on the calculation day
Lowest performing underlier:	For any call date or the calculation day, the underlier with the lowest underlier return on that day.
Underlier return:	with respect to an underlier on any call date or the calculation day: fund closing price on such day – starting price starting price
Upside participation rate:	100.00%.
Call dates and call premiums:

the actual call premium and payment per note upon an automatic call that are applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call settlement date:	three business days after the applicable call date
Automatic call:

if the fund closing price of the lowest performing underlier on any call date is greater than or equal to its starting price, the notes will be automatically called, and on the related call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium applicable to the relevant call date

Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the ending price of the lowest performing underlier on the calculation day is greater than its starting price: $1,000 plus:

$1,000 × underlier return of the lowest performing underlier on the calculation day × upside participation rate; or

•
if the ending price of the lowest performing underlier on the calculation day is less than or equal to its starting price: $1,000

Underwriting discount:

up to 3.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.575% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.25% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a note WFA sells.

CUSIP:	40058LNZ9
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the notes sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

Call Date	Call Premium (as a Percentage of the Face Amount)	Payment per Note Upon an Automatic Call	Call Date	Call Premium (as a Percentage of the Face Amount)	Payment per Note Upon an Automatic Call
September 17, 2027	at least 9.20%	at least $1,092.00	September 17, 2030	at least 36.80%	at least $1,368.00
March 17, 2028	at least 13.80%	at least $1,138.00	March 17, 2031	at least 41.40%	at least $1,414.00
September 18, 2028	at least 18.40%	at least $1,184.00	September 17, 2031	at least 46.00%	at least $1,460.00
March 19, 2029	at least 23.00%	at least $1,230.00	March 17, 2032	at least 50.60%	at least $1,506.00
September 17, 2029	at least 27.60%	at least $1,276.00	September 17, 2032	at least 55.20%	at least $1,552.00
March 18, 2030	at least 32.20%	at least $1,322.00	March 17, 2033	at least 59.80%	at least $1,598.00

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 10 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 10 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 10 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 10, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 10, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 10, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on a Call Settlement Date If Your Notes Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Notes Are Not Automatically Called Is Not Linked to the Fund Closing Price of the Underliers at Any Time Other Than on the Applicable Call Date or the Calculation Day, as the Case May Be
▪
You May Receive Only the Face Amount of Your Notes at Maturity
▪
Because the Notes Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Receiving No Positive Return on Your Investment Than If the Notes Were Linked to Just One Underlier
▪
A Higher Call Premium and/or a Lower Fund Closing Price at or Above Which the Notes Will Be Automatically Called May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underliers
▪
The Amount You Will Receive on a Call Settlement Date Will Be Capped Due to the Applicable Call Premium
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The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
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Your Notes Are Subject to Automatic Redemption
▪
Your Notes Do Not Bear Interest
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The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
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The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underliers or Any Underlier Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock

Additional Risks Related to the Underliers

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The Policies of the Underlier Investment Advisor For Any Underlier and of the Sponsor of the Fund Underlying Index Tracked By Any Underlier Could Affect the Amount Payable on Your Notes and Their Market Value

▪
There Is No Assurance That an Active Trading Market Will Continue For the Underliers or That There Will Be Liquidity in Any Such Trading Market; Further, the Underliers Are Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
Each Underlier and Its Fund Underlying Index Are Different and the Performance of Each Underlier May Not Correlate With the Performance of Its Fund Underlying Index

Additional Risks Related to the State Street® Energy Select Sector SPDR® ETF

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The State Street® Energy Select Sector SPDR® ETF Is Concentrated in the Energy Sector and Does Not Provide Diversified Exposure
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The State Street® Energy Select Sector SPDR® ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Additional Risks Related to the State Street® Health Care Select Sector SPDR® ETF

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The State Street® Health Care Select Sector SPDR® ETF Is Concentrated in the Health Care Sector and Does Not Provide Diversified Exposure.

Additional Risks Related to the State Street® Utilities Select Sector SPDR® ETF

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The State Street® Utilities Select Sector SPDR® ETF Is Concentrated in the Utilities Sector and Does Not Provide Diversified Exposure.

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans
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Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes.
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.